EXHIBIT 99.2

CREDIT SUISSE FIRST BOSTON (USA), INC. AND SUBSIDIARIES

Unaudited Supplementary Statements of Operations Information
(In millions)

	For the Year Ended December 31,
	2003	2002	2001

Revenues:
Principal transactions-net	$(642)	$(1,296)	$1,079
Investment banking and advisory	1,753	2,154	2,671
Commissions and Fees	1,293	1,505	1,496
Interest and dividends, net of interest expense of $4,447, $5,436 and $9,923, respectively	2,392	2,058	1,007
Other	201	542	253
Total net revenues	4,997	4,963	6,506
Expenses:
Employee compensation and benefits	2,777	3,072	4,347
Occupancy and equipment rental	448	468	561
Brokerage, clearing and exchange fees	286	264	292
Communications	149	196	261
Professional fees	239	254	346
Merger-related costs	129	338	476
Other operating expenses	400	852	687
Total expenses	4,428	5,444	6,970
Income (loss) from continuing operations before provision (benefit) for income taxes, discontinued operations and cumulative effect of a change in accounting principle	569	(481)	(464)
Provision (benefit) for income taxes	244	(135)	(155)
Income (loss) from continuing operations before cumulative effect of a change in accounting principle	325	(346)	(309)
Discontinued operations:
Income from discontinued operations	1,361	136	140
Provision for income taxes	485	47	49
Income from discontinued operations, net of income taxes	876	89	91
Income (loss) before cumulative effect of a change in accounting principle	1,201	(257)	(218)
Cumulative effect of a change in accounting principle, net of income tax (benefit) provision of $(5) and $0.3 in 2003 and 2001, respectively	(9)	—	1

Net income (loss)	$1,192	$(257)	$(217)